EXHIBIT A

SCHEDULE OF TRANSACTIONS

Effected by the Juniper Targeted Opportunity Fund, L.P.:
Date of Transaction	Number of Shares Sold	Price Per Share*	Low Price	High Price
December 12, 2017	13,584	$32.13	$32.00	$32.34
December 13, 2017	5,000	$32.55	$32.50	$32.65
December 14, 2017	800	$34.51	$34.50	$34.53
December 15, 2017	5,594	$33.51	$33.50	$33.52
December 18, 2017	2,046	$33.58	$33.50	$33.75
December 19, 2017	3,400	$33.16	$32.88	$33.55
December 20, 2017	3,000	$33.09	$33.00	$33.39
December 21, 2017	2,705	$33.06	$33.00	$33.52
December 22, 2017	3,000	$33.02	$33.00	$33.18
December 26, 2017	4,000	$33.10	$32.60	$33.43
December 27, 2017	4,059	$33.91	$33.15	$34.14
December 27, 2017	464	$34.38	$34.15	$34.66
December 28, 2017	4,000	$33.21	$32.83	$33.78
December 29, 2017	3,288	$33.22	$32.78	$33.77
December 29, 2017	212	$33.81	$33.78	$33.85
January 9, 2018	3,960	$34.47	$34.25	$34.80
January 10, 2018	12,013	$34.64	$34.19	$35.04
January 11, 2018	5,300	$34.88	$34.25	$35.24
January 11, 2018	200	$35.25	$35.25	$35.25
January 12, 2018	6,571	$34.94	$34.36	$35.28
January 16, 2018	7,334	$35.08	$34.61	$35.60
January 16, 2018	1,100	$35.74	$35.61	$35.80
January 17, 2018	4,660	$35.29	$35.06	$35.64

* Except for the sale of 200 shares on January 11, 2018 at a price of $35.25, the Prices Per Share reported above are weighted average prices. The Shares were sold in multiple transactions at a range of prices as reflected in the table above. Upon request, the Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the SEC full information regarding the Shares purchased at each separate price within the ranges set forth above.

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